Exhibit 10.6

FORM OF
INTERNATIONAL FLAVORS & FRAGRANCES INC.
RESTRICTED STOCK UNITS (“RSU”) AWARD AGREEMENT
(the “RSU AWARD AGREEMENT”)
PLAN YEAR [201X]

Participant: [NAME]                        Job Level: [#]
Organization Unit/Location: [ORG. UNIT/LOCATION]    Position: [POSITION]
This RSU Award Agreement, dated as of [X, 20XX] (the “Grant Date”), is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its affiliates (the “Company”) and [NAME OF PARTICIPANT] (the “Participant”) under the International Flavors & Fragrances Inc. 2015 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”). Pursuant to Section 7 of the Plan, Participant has been granted an RSU Award, as described below (the “RSU Award”), subject to the Participant’s acceptance of the attached RSU Terms and Conditions and the Plan, both of which are made a part hereof and are incorporated herein by reference.

RSU Award Information
Grant Date	RSU Award Value on Grant Date ($US)	Number of RSUs Granted	Closing Price of a Share of Common Stock on Grant Date ($US)	Vesting Date	Settlement of RSU Award
[DATE]	[$___]	[__________]	[$__.__]	[Date]
Awards are settled by delivery of one share of Common Stock for each RSU being settled/Awards are settled by delivery of cash equal to the Fair Market Value of a share of Common Stock on the Vesting Date for each RSU being settled.

BY ELECTRONICALLY ACCEPTING THIS RSU AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THIS RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS AND RELATED ADDENDUM. THE PARTICIPANT HAS REVIEWED THE PLAN, THE RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE RSU AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS RSU AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT'S COUNTRY OF EMPLOYMENT. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE ARISING UNDER THE PLAN, THE RSU AWARD AGREEMENT OR THE RSU TERMS AND CONDITIONS.

[ ] I ACCEPT

INTERNATIONAL FLAVORS & FRAGRANCES INC.
RSU AWARD AGREEMENT
TERMS AND CONDITIONS (the “RSU TERMS AND CONDITIONS”)

These RSU Terms and Conditions, including the relevant addendum, are a part of each International Flavors & Fragrances Inc. (the “Company”) RSU Award Agreement made under the Plan, which is hereby incorporated by reference.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these RSU Terms and Conditions and the Plan, the provisions of the Plan shall govern.

1.
Amount of RSU Award. As of the Grant Date, the Participant shall be eligible to receive an RSU Award in the number of RSUs specified on the first page of the RSU Award Agreement. The RSU Award provides Participant with a contractual right to receive [one share of Common Stock][cash equal to the Fair Market Value of one share of Common Stock as of the Vesting Date (as defined in Section 3 below)] for each RSU being settled upon vesting.

2.
Eligibility for Award. A Participant’s eligibility for an RSU Award shall be at the discretion of the Committee as authorized in Section 5 of the Plan. The grant of an RSU Award is a one-time benefit and does not create any contractual or other right to receive any future RSU Award.

3.
Vesting and Account. The RSU Award vests on the date set forth on the first page of the RSU Award Agreement (the “Vesting Date”) if not previously forfeited, and is 0% vested before expiration of this period. Prior to vesting, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of RSUs credited to a Participant’s account.

4.
Settlement of the Award. Upon vesting, the RSU Award will be settled by delivery of [one share of Common Stock][cash equal to the Fair Market Value (as defined in the Plan) of one share of Common Stock] as of the Vesting Date, for each RSU being settled. Such settlement shall occur promptly on or following the vesting of each RSU.

5.	Voting Rights and Dividends. RSUs do not provide voting or dividend rights until fully vested and no dividends or dividend equivalents will be paid or credited on any unvested RSUs.

6.
Termination of Employment or Leave of Absence. A Participant’s rights under the RSU Award following termination of Employment or leave of absence shall be determined in accordance with the following provisions:

a.
Termination Not for Cause or Early Retirement. If the Participant is involuntarily terminated not for Cause, or voluntarily terminates Employment due to Early Retirement, a pro rata portion of all outstanding unvested RSUs shall remain outstanding and will become vested at the Applicable Vesting Date as though Participant had not had a termination of Employment under this subsection 6(a). The pro rata portion shall be determined by multiplying the number of unvested RSUs by a fraction, the numerator of which is (x) the number of days from the Grant Date to the Participant’s termination of Employment and (y) the denominator of which is 1,095. A Participant’s RSUs that have not vested before such termination of Employment under this subsection 6(a), and which are not included in the pro rata portion subject to continued vesting will be immediately forfeited. “Applicable Vesting Date” means March 1 of the calendar year following the calendar year in which the Participant’s Employment terminates or, if earlier, the Vesting Date. Upon vesting, such RSUs will be settled promptly, provided that if vesting occurs at an Applicable Vesting Date earlier than the Vesting Date, settlement will occur within fourteen (14) days after the Applicable Vesting Date.

b.	Resignation or Termination With Cause. If a Participant resigns, or is terminated by the Company for Cause, then all outstanding unvested RSUs will be immediately forfeited.

c.
Normal Retirement or Disability. If a Participant terminates Employment due to Normal Retirement or Disability, then all outstanding unvested RSUs will remain outstanding and will become vested at the Applicable Vesting Date as though the Participant had not had a termination of Employment under this subsection 6(c). Upon vesting, such RSUs will be settled promptly, provided that if vesting occurs at an Applicable Vesting Date earlier than the Vesting Date, settlement will occur within fourteen (14) days after the Applicable Vesting Date.

d.	Death. If a Participant terminates Employment due to death, then all outstanding unvested RSUs will become immediately vested.

e.
Leave of Absence. If a Participant is not in active Employment for any portion of the vesting period as a result of a paid or unpaid leave of absence, the terms of any unvested RSU may be adjusted, subject to local legal requirements and applicable Company policies that govern leaves of absence.

7.	Change in Control. In the event the Company undergoes a “Change in Control” as defined in Section 11 of the Plan, RSU Awards shall be treated as provided for in Section 11 of the Plan.

8.
Clawback and Recoupment Provisions. Notwithstanding anything herein to the contrary, if a Participant is designated by the Company as grade level 7 or above for any portion of the vesting period, any RSU Award made or payable shall be subject to the clawback, recoupment and forfeiture provisions of Section 32 of the Plan and Section 9 of the ESP, if applicable. By acknowledging the RSU Award Agreement, the Participant acknowledges that any and all RSU Awards previously granted to the Participant prior to the Grant Date, and any other cash or shares of Common Stock provided to the Participant following the Grant Date and under the RSU Award or otherwise under the Plan, are subject to the provisions of Section 32 of the Plan and Section 9 of the ESP, as applicable.

9.
Limits on Transfers of Awards. Except as provided by the Committee, no RSU Award and no right under any RSU Award, shall be assignable, alienable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution in accordance with Section 23 of the Plan.

10.	Administration.

a.	Administration. The Board has delegated administrative authority to the Committee and the RSU Award shall be administered by the Committee or a subset of the Committee that satisfies the requirements of Section 162(m) of the Code with respect to any Performance-Based Awards.

b.
Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of an RSU Award and may adopt, amend or revoke any rule or regulation established for the proper administration of an RSU Award. The Committee shall have the ability to modify the RSU Award provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which Participants will receive RSU Awards. The Committee or its designee, if applicable, will oversee RSU Award calculations. All interpretations, decisions, or determinations made by the Committee or its designee pursuant to an RSU Award shall be final and conclusive.

11.
Amendment; Termination of the RSU Award. The Committee has the right to revise, modify, or terminate an RSU Award in whole or in part at any time or for any reason, and the right to modify any RSU Award amount in accordance with Section 31 of the Plan.

12.
Tax Liability and Withholding. The Participant shall be responsible for any tax liability that may arise as a result of the payments contemplated by an RSU Award or these RSU Terms and Conditions in accordance with Section 20 of the Plan. The Participant acknowledges the Company is authorized to withhold taxes due, or potentially payable in connection with any payment of an RSU Award in accordance with Section 20 of the Plan. Further, the Participant agrees to any deduction or setoff by the Company as provided under Section 26 of the Plan.

13.
Severability; Survival of Terms. Should any provision of an RSU Award or these RSU Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the RSU Award or these RSU Terms and Conditions. These RSU Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14.
Entire Agreement; Dispute Resolution. These RSU Terms and Conditions and all addendums hereto, the RSU Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

15.	Non U.S. Residents. Rights and restrictions for Participants residing in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 33 of the Plan.

16.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to an RSU Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.
Governing Law. These RSU Terms and Conditions and the RSU Award Agreement shall be governed by and construed according to the laws of the State of New York and the United States without regard to principles of conflict of law.

18.
Consent for Data Transfer. By accepting this RSU Award Agreement, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein, including for the purpose of managing and administering the Plan, certain personal information, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, and details of all options or any other entitlement to shares of Common Stock or other equity of the Company awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Plan and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or equity on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

19.
Addendum. Notwithstanding any provision in these RSU Terms and Conditions to the contrary, the RSUs shall be subject to any special terms and conditions for Participant’s country of residence (and country of Employment, if different) set forth in an addendum to these RSU Terms and Conditions (an “Addendum”). Further, if Participant transfers Participant’s residence and/or Employment to another country, at the time of transfer, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). Any applicable Addendum shall constitute part of these RSU Terms and Conditions.

20.
Private Placement. The grant of RSUs to Participants outside of the United States is not intended to be a public offering of securities in Participant’s country of residence (and country of Employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) outside of the United States, and the grant of the RSUs is not subject to the supervision of the local securities authorities outside of the United States.

21.
Notices. Any notice required or permitted to be given under this RSU Award Agreement or the RSU Terms and Conditions shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

International Flavors & Fragrances Inc.

521 W. 57th Street
New York, New York 10019
Attn: Chief Human Resources Officer

If to the Participant:

To the last address delivered to the Company by the Participant in the manner set forth herein.